Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Jaguar Uranium Corp. of our report dated July 31, 2024, relating to the consolidated financial statements of Jaguar Uranium Corp., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DNTW Toronto LLP

DNTW Toronto LLP
Toronto, Ontario
December 8, 2025